UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 14, 2015

DST SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-14036	43-1581814
(Commission File Number)	(I.R.S. Employer Identification No.)

333 West 11th Street, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

(816) 435-1000
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement
Extension of accounts receivable securitization program

DST Systems, Inc. (the "Company") participates in a $150 million accounts receivable securitization program (the "Program") with Wells Fargo Bank, National Association (“Wells Fargo Bank”) as described in an Amended and Restated Receivables Purchase Agreement dated as of May 15, 2014 (the “Agreement”), with commitments extending to May 14, 2015 (subject to Wells Fargo Bank's rights to terminate the Program upon the occurrence of certain events and unless the Program is otherwise extended in accordance with its terms).  The Program was described in a Form 8-K filed on May 21, 2014 ("Initial 8-K").

On May 14, 2015, by entering into Amendment Number 1 to the Agreement (the "Amendment"), the Company extended its participation in the Program through May 14, 2018, and made certain other amendments to the Agreement, including amendments to conform certain of its provisions to those contained in the Company’s primary syndicated credit agreement.

The Agreement was filed with the Initial 8-K.  This summary does not purport to be complete, and is qualified in its entirety by reference to the Initial 8-K, the Agreement, and the Amendment which is attached hereto as Exhibit 10.1.

This report may contain forward-looking statements with respect to the accounts receivable securitization program and other matters discussed herein.  Such information is based upon currently available information and DST’s views as of today, and actual actions, results or accounting treatments could differ.  There could be a number of factors affecting the securitization program or its financial statement impact, as well as factors affecting our future performance or results, including those described in DST’s latest annual report on Form 10-K or quarterly report on Form 10-Q filed with the Securities and Exchange Commission.  All such factors should be considered in evaluating any forward-looking statement.  We will not update any forward-looking statements in this report to reflect future events.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1
Amendment Number 1 to Amended and Restated Receivables Purchase Agreement dated as of May 14, 2015, among Fountain City Finance, LLC; Wells Fargo Bank, National Association; the Company and certain Company subsidiaries

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 15, 2015

DST SYSTEMS, INC.

By	/s/ Gregg Wm. Givens
Name:	Gregg Wm. Givens
Title:	Senior Vice President, Chief Financial Officer and Treasurer